Exhibit 107

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Other (2)	987,036	$3.38	$3,336,182	0.0001531	$510.77
Total Offering Amounts							$510.77
Total Fee Offsets
Net Fee Due							$510.77

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes such indeterminable number of additional shares of the registrant’s common stock, par value $0.0001 per share (the “Common Stock”), as may be issued as a result of an adjustment to the shares by reason of a stock split, stock dividend or similar capital adjustment, as required by the plans.
(2)	Pursuant to Rule 457(c) under the Securities Act, calculated on the basis of the average high and low prices per share of the registrant’s common stock reported on the Nasdaq Capital Market on August 14, 2025.